Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the General Electric RSP Funds and to the use of our report dated February 22, 2021 on the financial statements and financial highlights of General Electric RSP Income Fund and General Electric RSP U.S. Equity Fund. Such financial statements and financial highlights appear in the December 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania

March 4, 2021